EXHIBIT 5.1
[Shearman & Sterling LLP Letterhead]

June 26, 2020
JETBLUE AIRWAYS CORPORATION
27-01 Queens Plaza North
Long Island City, New York 11101

Re:	JetBlue Airways Corporation 2020 Omnibus Equity Incentive Plan and JetBlue Airways Corporation 2020 Crewmember Stock Purchase Plan
Ladies and Gentlemen:
We refer to the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), in the form in which it is to be filed on the date hereof by JetBlue Airways Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”), relating to the registration of 10,500,000 shares of Common Stock, par value $0.01, issuable pursuant to JetBlue Airways Corporation 2020 Omnibus Equity Incentive Plan (the “2020 Omnibus Plan”) and 17,530,985 shares of Common Stock, par value $0.01, issuable pursuant to the JetBlue Airways Corporation 2020 Crewmember Stock Purchase Plan (the “2020 Stock Purchase Plan”). We are familiar with the proceedings taken and proposed to be taken by the Company, in connection with the registration pursuant to the Registration Statement to be filed by the Company with the Commission under the Securities Act.
We have examined such documents, certificates, records, authorizations and proceedings and have made such investigations as we have deemed necessary or appropriate in order to give the opinion expressed herein. We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.
Based on the foregoing, it is our opinion that the above-referenced 10,500,000 shares of Common Stock reserved for issuance under the 2020 Omnibus Plan and 17,530,985 shares of Common Stock reserved for issuance under the 2020 Stock Purchase Plan have been duly authorized by the Company and, when issued as provided under the 2020 Omnibus Plan and the 2020 Stock Purchase Plan, will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.
We do not express or purport to express any opinions with respect to laws other than the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such Law.
This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Shearman & Sterling LLP
Shearman & Sterling LLP